Exhibit 23.1

Consent of Independent Auditor’s

We hereby consent to the inclusion in this Annual Report on Form 40-F for the year ended December 31, 2011 of Advantage Oil & Gas Ltd. of our report dated March 23, 2012, relating to the consolidated financial statements as at December 31, 2011, December 31, 2010 and January 1, 2010 and for each of the years in the two year period ended December 31, 2011 and 2010, and the effectiveness of internal control over financial reporting of Advantage Oil & Gas Ltd. as at December 31, 2011.

Chartered Accountants

Calgary, Alberta

March 26, 2012

PricewaterhouseCoopers LLP, Chartered Accountants

111 5 Avenue SW, Suite 3100, Calgary, Alberta, Canada T2P 5L3

T: +1 403 509 7500, F: +1 403 781 1825, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.